Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-39738, 333-66426, 333-120100 and 333-106330 on Form S-8 and Registration Statement No. 333-178143 on Form S-3 of our report dated February 27, 2012 relating to the consolidated financial statements and consolidated financial statement schedule of Public Service Enterprise Group Incorporated and subsidiaries as of and for the year ended December 31, 2011, and our report dated February 27, 2012 relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, appearing in this Annual Report on Form 10-K of Public Service Enterprise Group Incorporated for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 27, 2012